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                                                                   EXHIBIT 16.1

September 24, 2004



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

Gentlemen:

We have read Item 4 of Form 8-K, dated September 24, 2004, of Catuity, Inc. and are in agreement with the statements contained in the second and third sentences of the first paragraph and the statements contained in the second, third, and fourth paragraphs. We have no basis to agree or disagree with other statements of the registrant contained therein.


                                    /s/ Ernst & Young LLP